Exhibit 99.1

NEWS RELEASE

For:	IMMEDIATE RELEASE
Date:	July 28, 2009
Contact:	CHARLES N. FUNK, PRESIDENT & CEO or GARY J. ORTALE, EVP & CFO

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

Iowa City, Iowa – MidWestOne Financial Group, Inc., (NASDAQ—MOFG) reported financial results for the quarter ended June 30, 2009. The net income for the quarter totaled $783,000 and, after deducting for dividends payable on the Company’s preferred stock, net income available to common shareholders for the second quarter of 2009 was $567,000, or $0.07 per share, compared to $2,963,000, or $0.34 per share, earned in the second quarter of 2008. Net income and earnings per share were lower in the second quarter of 2009 compared with 2008 primarily as a result of increased noninterest expense, including significantly higher FDIC assessment fees, and an increased loan loss provision. In addition, net interest income in the second quarter of 2009 was lower than in the comparable quarter of 2008 due primarily to a lower yield on the Company’s portfolio of loan pool participations. The net income for the six months ended June 30, 2009 totaled $1,959,000, or $0.19 per share. This compared to $5,238,000, or $0.72 per share, for the same period of 2008. The reduction in net income was, again, due primarily to increased noninterest expense and an increased provision for loan losses.

Results of Operations

Net income for the quarter totaled $783,000, or $0.07 per share, compared to $2,963,000, or $0.34 per share, earned in the second quarter of 2008. As mentioned above, the lower net income and earnings per share in the second quarter of 2009 compared with 2008 resulted primarily from an increased provision for loan losses and an increase in noninterest expense due to significantly higher FDIC assessment fees, professional fees and the amortization of the intangible assets that resulted from the merger in early 2008. The provision for loan losses for the second quarter of 2009 was $1,500,000 compared with $758,000 for the second quarter of 2008 while the FDIC assessment was $1,055,000 for the second quarter of 2009 compared to just $21,000 for the same period in 2008. The provision for loan losses for the six months ended June 30, 2009 and 2008 were $3,850,000 and $828,000, respectively, while the FDIC assessments totaled $1,953,000 for the six months ended June 30, 2009, up from $75,000 for the same period in 2008.

Net interest income in the second quarter of 2009 was $528,000 lower than net interest income for the second quarter of 2008 primarily due to lower interest income from the loan pool participations, which are described in detail below. This is reflected in the Company’s net interest margin for the second quarter of 2009, which at 3.11% was lower than the 3.45% net interest margin for the second quarter of 2008. However, the Company posted a net interest margin of 3.34% for the six months ended June 30, 2009, only slightly down from the 3.42% net interest margin for the same period in 2008.

Noninterest income for the quarter ended June 30, 2009 was $2,914,000, down $359,000, or 11.0%, from the $3,273,000 for the second quarter of 2008. This decrease reflects lower trust and investment fees and lower service charges and fees on deposit accounts. For the six months ended June 30, 2009, however, noninterest income totaled $6,452,000, up $623,000, or 10.7%, from the $5,829,000 during the same period in 2008. The primary reason for this increase for the six-month period is related to the timing of the Company’s merger with the “former” MidWestOne Financial Group, Inc. (“former MidWestOne”) in March 2008, which resulted in significant increases in all noninterest income categories, except that mortgage origination fees were higher due to the increased volume attributable to the low interest rate environment. Mortgage origination fees were $860,000 for the second quarter of 2009, up $479,000, or 125.7%, from the second quarter of 2008. For the six months ended June 30, 2009, mortgage origination fees were $1,631,000, up $1,001,000, or 158.9%, from the comparable period in 2008. “During the first six months of 2009 we originated $170.5 million of single family real estate loans as we helped our customers take advantage of the historic low interest rates,” stated Charles Funk, President and Chief Executive Officer.

Noninterest expense for the second quarter of 2009 totaled $11,325,000, compared with $9,975,000 for the second quarter of 2008. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC assessments, professional fees and data processing expense. The primary reason for the increase in noninterest expense, as mentioned earlier, was the significantly higher FDIC assessment fees paid by the Company during 2009. In addition, the increase in noninterest expense in 2009 was driven by higher professional fees, which increased to $842,000 for the second quarter of 2009 from $340,000 for the second quarter of 2008, and the amortization of intangible assets that were recognized in the 2008 merger with the former MidWestOne. For the six months ended June 30, 2009, all noninterest expense categories experienced significant increases compared to the first six months of 2008, due to the timing of the merger in March 2008. However, in addition to the expected proportionate increases attributable to the merger, the Company experienced a disproportionate increase in the FDIC assessment fee having increased from $75,000 for the first half of 2008 to $1,953,000 for the first half of 2009. Similarly, professional fees (partially related to Sarbanes-Oxley compliance services and valuation services used in connection with accounting for the merger) increased from $463,000 for the first half of 2008 to $1,924,000 for the first half of 2009. “Although we anticipate that FDIC assessments will continue at or near present levels, we expect that our professional fees will diminish as 2009 moves forward due to our completion of much of the integration and compliance work related to the merger and Sarbanes-Oxley compliance,” stated Funk.

Balance Sheet and Asset Quality

Total assets of the Company increased to $1.57 billion as of June 30, 2009 from $1.51 billion on December 31, 2008. This increase resulted primarily from an increase in deposits together with the receipt of a $16.0 million investment from the U.S. Department of the Treasury pursuant to the Capital Purchase Program (the “CPP”), which closed on February 6, 2009. Total deposits as of June 30, 2009 were $1.20 billion compared with $1.13 billion as of December 31, 2008, an increase of $68.3 million, or 6.1%, primarily due to increased consumer and public fund deposits.

The Company’s total bank loans (excluding loan pool participations and loans held for sale) were $990.7 million as of June 30, 2009, compared with $1.02 billion as of December 31, 2008. As of June 30, 2009, the Company’s largest category of bank loans was commercial real estate, which comprised 43% of the loan portfolio. Residential real estate was the next largest category at 26% of the portfolio, commercial loans were 19% and agricultural loans were 8% of total loans. The remainder of the portfolio consisted of consumer loans, which were 4% of total loans. All of these percentages relate to the Company’s direct loans and do not include loan pool participations. Including loan pool participations, the Company’s loan to deposit ratio was 90.4% as of June 30, 2009, compared with 98.7% as of December 31, 2008.

During the first six months of 2009, the Company experienced a relatively modest increase in non-performing loans. Specifically, non-performing loans in the bank loan portfolio totaled $16.5 million as of June 30, 2009, which was 1.67% of total bank loans, compared with non-performing loans of $15.2 million as of December 31, 2008, which was 1.50% of total bank loans. The non-performing loans as of June 30, 2009 consisted of $10.4 million in nonaccrual loans, $3.2 million in troubled debt restructures and $2.9 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days (which are not included in the non-performing loan totals) were $10.5 million as of June 30, 2009 compared with $10.8 million as of December 31, 2008. Subsequent to June 30, 2009, a commercial real estate loan for $1.9 million that was included in the 30 to 89 day past-due total as of June 30, 2009 was brought current. As of June 30, 2009 other real estate owned (which are not included in non-performing loans) totaled $1.0 million, which is unchanged from December 31, 2008. As mentioned earlier, during the first half of 2009, the Company’s provision for loan losses totaled $3,850,000, significantly higher than the $828,000 provided during the first half of 2008. As of June 30, 2009, the Company’s allowance for bank loan losses was $13.5 million, or 1.36% of total bank loans, compared with $11.0 million or 1.08% of loans at December 31, 2008. The bank had net loan charge-offs of $976,000 in the second quarter of 2009, or an annualized 0.40% of average bank loans outstanding, and net loan charge-offs of $1,366,000 in the first half of 2009, or an annualized 0.28% of average bank loans outstanding.

Loan pool participations totaled $90.9 million as of June 30, 2009, which was down from $95.1 million of loan pool participations as of December 31, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations. The former MidWestOne had engaged in this activity since 1988, and the Company continued this line of business following its merger with the former MidWestOne, although loan pool participations constitute a smaller percentage of the Company’s total assets than they did of the former MidWestOne’s total assets. The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 4.07% for the second quarter of 2009, down significantly from the 10.44% for the second quarter of 2008 and 5.52% for the first quarter of 2009. The net yield was lower in the first and second quarters of 2009 than for previous quarters due to elevated charge-off levels in the portfolio as well as slowed collections as borrowers saw their ability to refinance their debt decline, due to continued tightness in the credit markets. Mr. Funk stated: “We are disappointed in the levels of income provided by the loan pools in the first six months as they were significantly lower than historical results. Unfortunately, because of the ongoing economic difficulties, we believe the low yields from the pools will continue for the balance of this year.”

The Company’s investment securities totaled $370.3 million as of June 30, 2009, which represented 23.5% of total assets. Approximately $361.9 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies, mortgage-backed securities and obligations of states and political subdivisions. The Company also owned $2.0 million in equity securities of multiple publicly-traded bank holding companies. A $614,000 other than temporary impairment charge was recorded during the second quarter of 2009 as certain of these equity securities were deemed impaired due to their depressed market price in relation to the Company’s original purchase price. A $567,000 impairment charge was recorded in the second quarter of 2008 on this same group of equity securities.

Capital Adequacy

Total shareholders’ equity (including the senior preferred stock issued to the U.S. Treasury pursuant to the CPP) was $147.5 million as of June 30, 2009. Total shareholders’ equity to total assets was 9.38% at June 30, 2009 while tangible common equity to tangible assets was 7.63% as of the same date. The Company and its bank subsidiary continued to be “well-capitalized” pursuant to bank regulatory requirements. Tangible common equity per share was $13.83 as of June 30, 2009 up slightly from the $13.58 per share amount as of December 31 2008. This increase was primarily attributable to the Company’s total net income of $1,959,000 for the first six months of 2009.

“Our tangible common equity to assets ended the quarter at a healthy 7.63%. The Company continues to exhibit ample liquidity. Capital, liquidity, and asset quality continue to be of critical importance in our management decisions,” stated Funk. “Despite our negative outlook for the loan participation pools, we have a positive outlook for our operating performance during the third and fourth quarters of 2009.”

On February 6, 2009, the Company sold $16.0 million of senior preferred stock to the Treasury pursuant to the CPP, which was less than the maximum of $34.2 million for which it had been approved. The proceeds from the preferred stock were invested with MidWestOne Bank as equity capital. During the second quarter of 2009, the Company paid dividends of $220,000 on the senior preferred stock.

Other Developments

On July 16, 2009, the Company’s Board of Directors declared a third quarter dividend of $0.05 per common share, which is consistent with the dividend paid by the Company in the second quarter. The dividend is payable September 15, 2009 to shareholders of record at the close of business on September 1, 2009. At this quarterly dividend rate, the annual dividend is equivalent to $0.20 per common share.

About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company’s loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (5) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (6) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2009	2008	2009	2008
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$17,962	18,278	$35,827	$29,659
Interest income and discount on loan pool participations	664	1,796	1,679	1,917

Total interest income	18,626	20,074	37,506	31,576
Total interest expense	7,782	8,702	14,708	14,065

Net interest income	10,844	11,372	22,798	17,511
Provision for loan losses	1,500	758	3,850	828
Noninterest income	2,914	3,273	6,452	5,829
Noninterest expense	11,325	9,975	23,248	15,463

Income before tax	933	3,912	2,152	7,049
Income tax expense	150	949	193	1,811

Net income	$783	$2,963	$1,959	$5,238

Per Share Data:
Net income - basic	$0.07	$0.34	$0.19	$0.72
Net income - diluted	$0.07	$0.34	$0.19	$0.72
Dividends declared	$0.05	—	$0.20	—
Weighted average shares outstanding	8,605,202	8,680,792	8,604,134	7,251,827
Weighted average diluted shares outstanding	8,621,752	8,680,792	8,620,684	7,251,827
Performance Ratios:
Return on average assets	0.20%	0.79%	0.26%	0.90%
Return on average shareholders’ equity	2.14%	7.65%	2.74%	8.71%
Return on average tangible common equity	1.92%	9.79%	2.74%	10.62%
Net interest margin (FTE)	3.11%	3.45%	3.34%	3.42%
Net bank loan charge-offs / average bank loans	0.40%	0.08%	0.28%	0.16%

	JUNE 30, 2009	JUNE 30, 2008	DECEMBER 31, 2008
Selected Balance Sheet Data—At Period End:
Balances:
Total assets	$1,573,224	$1,544,402	$1,508,962
Loans, net of unearned income	990,653	988,517	1,014,814
Allowance for loan losses	(13,465)	(10,622)	(10,977)
Loan pool participations, gross	90,923	89,108	95,066
Total deposits	1,196,532	1,135,660	1,128,189
Total shareholders’ equity	147,548	159,924	130,342
Per Share Data:
Total equity (book value)	$17.15	$18.48	$15.15
Tangible common equity	$13.83	$14.48	$13.58
Common shares outstanding	8,605,202	8,655,398	8,603,055
Financial Ratios:
Tangible common equity/tangible assets	7.63%	8.30%	7.81%
Total shareholders’ equity/total assets	9.38%	10.36%	8.64%
Total loans + loan pools/total deposits	90.39%	94.89%	98.70%
Nonperforming bank loans/total bank loans	1.67%	0.95%	1.50%
Nonperforming bank loans + other real estate/total assets	1.12%	0.71%	1.08%
Allowance for bank loan losses/total bank loans	1.36%	1.07%	1.08%
Allowance for loan pool losses/total loan pools	2.35%	2.39%	2.24%
Allowance for bank loan losses/nonperforming bank loans	81.61%	112.95%	72.06%